Exhibit 99.1

[XL Capital Logo Omitted]


                                                           XL Capital Ltd
                                                           XL House
                                                           One Bermudiana Road
                                                           P. O. Box HM 2245
                                                           Hamilton HM JX
                                                           Bermuda

                                                           Phone: (441) 292-8515
                                                           Fax: (441) 292-5280

Press Release


Contact:  David Radulski                   Roger R. Scotton
          Investor Relations               Media Relations
          (441) 294-7460                   (441) 294-7165


               XL CAPITAL LTD ANNOUNCES RECEIPT OF DRAFT REPORT OF
           THE INDEPENDENT ACTUARY REGARDING WINTERTHUR INTERNATIONAL
                        NET RESERVE AND PREMIUM SEASONING

HAMILTON, BERMUDA - November 23, 2005 - XL Capital Ltd ("XL" or the "Company") (NYSE: XL) announced today that it received a draft actuarial report from the Independent Actuary in connection with XL's post-closing protection for adverse development of net loss and unearned premium relating to XL's acquisition of certain Winterthur International insurance operations from Winterthur Swiss Insurance Company ("WSIC") in 2001.

Initial review of the Independent Actuary's draft report indicates that the Independent Actuary has determined that WSIC's submitted Seasoned Net Reserve Amount ("SNRA") and Net Premium Receivable Amount ("NPRA") are closest to the Independent Actuary's determinations of SNRA and NPRA. These determinations, if made final as described further below, would result in XL receiving a net lump sum payment in the amount of approximately $575 million (including interest receivable) from WSIC.

The Independent Actuary has indicated to the parties that he intends his draft report to be final absent manifest errors. The parties have been advised by the Independent Actuary that he will revise the draft report for any manifest errors brought to his attention by the parties and finalize the report by December 5, 2005 (after the close of regular market hours on the NYSE). The Independent Actuary's report and the determinations therein become final on such date under the terms of the Sale and Purchase Agreement, as amended, between XL Insurance (Bermuda) Ltd and WSIC (the "SPA"). Under the terms of the SPA, the amounts due to XL as described above are payable within five business days of the Independent Actuary's report becoming final. Accordingly, absent manifest errors in the draft report as described above, an aggregate of $575 million (including interest as described above) will be due to XL from WSIC by December 12, 2005. If the draft report is finalized in the time period described above, XL would expect to record a loss of approximately $830 million in the fourth quarter of 2005 relating to the independent actuarial process.

XL Capital Ltd, through its operating subsidiaries, is a leading provider of insurance and reinsurance coverages and financial products and services to industrial, commercial and professional service firms, insurance companies and other enterprises on a worldwide basis. As of September 30, 2005, XL Capital Ltd had consolidated assets of approximately $54.9 billion and consolidated shareholders' equity of approximately $7.0 billion. More information about XL Capital Ltd is available at www.xlcapital.com.

This press release contains forward-looking statements. Statements that are not historical facts, including statements about XL's beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates, and expectations. Actual results may differ materially from those included in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements includes the following: (a) the timely and full recoverability of reinsurance placed by XL with third parties, or other amounts due to XL, including, without limitation, amounts due to XL from Winterthur Swiss Insurance Company (i) in connection with the independent actuarial process or (ii) under other contractual arrangements; (b) greater frequency or severity of claims and loss activity than XL's underwriting, reserving or investment practices anticipate based on historical experience or industry data; (c) trends in rates for property and casualty insurance and reinsurance; (d) developments in the world's financial and capital markets that adversely affect the performance of XL's investments or access to such markets; (e) changes in general economic conditions, including foreign currency exchange rates, inflation and other factors; and (f) the other factors set forth in XL's most recent reports on Form 10-K, Form 10-Q, and other documents on file with the Securities and Exchange Commission, as well as management's response to any of the aforementioned factors. XL undertakes no obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future developments or otherwise.